CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this combined Prospectus/Proxy Statement and Statement of Additional Information constituting parts of this Registration Statement of DWS Variable Series I on Form N-14 (No. 333-171876) (“Registration Statement”) of our reports dated February 11, 2011, relating to the financial statements and financial highlights which appear in the December 31, 2010 Annual Reports to Shareholders of DWS Health Care VIP and DWS Capital Growth VIP, respectively, which are also contained in and/or incorporated by reference into this Registration Statement. We also consent to the references to us under the headings “Independent Registered Public Accounting Firms (“Auditors”)” and in Appendix B “Form of Agreement and Plan of Reorganization” under the heading “Representations and Warranties”, both in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

February 28, 2011